2672 Dow Avenue, Tustin, CA 92780 tel: 714.630.6253 • fax: 949.722.2727 web site: www.mlineholdings.com

December 24, 2009

To the Shareholders of M Line Holdings, Inc.

Dear Shareholders,

Thank you for your patient support while your company repositioned itself to prepare for future growth and profitability opportunities.  As you all know, the Company’s common stock was deregistered and delisted some three years ago and our management has worked diligently to get the Company relisted and back to the status of a publicly-traded company.  On November 19, 2009, we obtained approval from FINRA, the Financial Industry Regulatory Authority (www.finra.org), to relist our common stock on the OTC Bulletin Board (“OTCBB”).  As a result, we are pleased to report that shares of M Line Holdings, Inc. have been relisted on the OTCBB under a new stock symbol: MLHC.

Many of you have seen this company through thick and thin and we want to take this opportunity to thank you and update you with news about the Company and its future prospects as a growing business.  M Line Holdings, Inc. has a new management team who are experienced in handling the difficulties that all businesses face during these troubling economic times.  In addition, with the management change we appointed new accounting and tax auditors, kept our existing securities law firm, and are integrating a new approach to prospering in a challenging business environment.  When a company is not publicly-traded it is extremely difficult to get news to you, a situation that frustrates both investors and the management of a company struggling to do the right thing to preserve its enterprise value.  A lot has happened that we couldn't talk to you about until now but in the future we will do our utmost to keep you fully informed.  Our web site (www.MLineHoldings.com) will be continually updated with timely press releases announcing important news and you should also feel free to visit www.sec.gov to view the Company’s public filings.  Additionally, by calling our office (714.630.6253), investors can also obtain publicly available information about the Company.

Your Company originally became public in 2001 when E.M. Tool Company was acquired by Gourmet Gifts.  The new entity was renamed Gateway International Holdings, Inc., to reflect its new business model as a holding company operating in two primary  markets, the aerospace industry and machine tool sales.  Our management at that time believed opportunities existed to establish a presence in those areas by expanding through acquisition.  Although Gateway made a number of acquisitions over the years, most of these companies were either closed or divested.  In December 2008, in a private transaction, Money Line Capital, Inc. acquired a controlling interest in M Line Holdings.  Money Line Capital, Inc. is a private company consisting of 12 subsidiaries in various businesses including aerospace, technology, finance, real estate and beverages.  The Company currently shares common management and Board of Directors members with Money Line Capital.  In March 2009, the Company changed its name to M Line Holdings, Inc.,   and in June 2009 we announced our intention to merge with Money Line Capital, subject to audited financials and an independent valuation as further detailed in a press release dated July 7, 2009, and updated on November 6, 2009. Currently M Line Holdings, Inc. has two subsidiaries, Eran Engineering, Inc. and EM Tool Company, Inc., dba Elite Machine Tool.  A few words about them may help you to understand our go-to-market strategy.

Eran Engineering manufactures and assembles specialized precision components used in the commercial aviation, medical, aerospace and defense industries.   Joseph Gledhill serves as Eran’s President.  He brings many years of experience in the industry, with a reputation for manufacturing savvy and strong product knowledge, critical to competing successfully in a difficult economy.  Eran achieved sales of $4,898,749 for the year ended June 30, 2009.  Revenues were down approximately 25% from 2008.  We anticipate a profitability improvement in the current year as the economy recovers from the recession and as Eran's customers order and reorder with greater confidence.

E.M. Tool Company, Inc. dba Elite Machine Tool, engages in the acquisition, refurbishment, distribution and sale of pre-owned computer numerically controlled (“CNC”) machine tools, selling to manufacturing customers across the United States.  Larry Consalvi serves as its President. His many years of experience buying, refurbishing and selling used machine tools is invaluable at any time but especially so in this economy where Elite’s revenues were down approximately 40% from the prior year, coming in at $4,752,435 for the year ended June 30, 2009.  During this fiscal year Elite has reduced expenses while retaining people with critical skills, so that it currently anticipates a profitable year in 2010 in the slowly recovering, but still substantial, U.S. machine tool market.

M Line Holdings, Inc. has managed to bring itself back to a public company listed on the OTCBB and still earned a small profit in 2009 during a very difficult economic environment.  This was possible only because Elite and Eran's management responded appropriately to last year's financial collapse and recession by reducing expenses to match substantially reduced revenues in time to realize a modest profit for the year.  Although business has slowed significantly during the second half of 2009 we expect improvement in 2010.

We believe that the new management team will capitalize on new profit opportunities in growing markets where we can offer new products and services to customers.  We will of course keep you fully informed as to our progress. Again, we want you to share our vision, recognizing the building momentum as it unfolds before us.

As noted above, in December 2008, privately held Money Line Capital, Inc., believing in the future prospects of M Line Holdings, Inc., acquired voting rights to enough shares of M Line Holdings to control more than 50% of the Company's outstanding common stock. Over the last few months a new Board of Directors, Chief Executive Officer, Chief Financial Officer and Secretary have been appointed.  The new management team has reduced overhead significantly and closed one unprofitable subsidiary, All American CNC Sales, Inc., on June 30, 2009.

In March 2009, Money Line assumed certain loans of M Line Holdings, Inc. in exchange for additional shares in M Line and also agreed to loan up to $500,000 to M Line Holdings as needed.  In June 2009, we agreed to acquire Money Line Capital and its subsidiaries for a price to be determined by independent valuation following an audit by an independent accountancy firm.   Money Line loaned us approximately $135,000 from March 2009 through June 2009.

We initially expected to close the acquisition by January 29, 2010, but due to the lengthy time necessary to complete the audits and independent valuations we now expect the transaction to close by April 30, 2010.

Money Line Capital, Inc. is the parent company of the subsidiaries briefly outlined below.  Money Line has raised considerable capital, primarily through loans, to be used to fund its expansion and has found attractive acquisition targets that are in need of the cash injection that Money Line can provide.   Money Line has taken advantage of the lower valuations for private companies in this difficult economy to acquire companies with excellent future business potential.  Money Line also finances accounts receivable transactions and equipment leases.

Learn more about Money Line Capital on its web site www.mlinecap.com.  Here's a brief description of its main subsidiaries:

M Line Capital, Inc.  (Arizona)  (100% Owned)
M Line Capital, Inc. (Arizona) currently funds asset based loan transactions. All equity, factoring and equipment leasing transactions are funded by Money Line Capital, Inc.

M Line Business Credit, Inc.  (100% Owned)
M Line Business Credit places transactions with funding sources other than Money Line Capital when the transaction does not fit Money Line’s credit criteria or size constraints.

M Line UK, Ltd.  (100% Owned)
M Line UK is a British company organized to provide funding from UK sources.  It is not yet active.

M Line Holdings, Inc., formerly Gateway International Holdings, Inc. (currently 52% owned by Money Line Capital)
M Line Holdings has two operating subsidiaries, Eran Engineering, Inc.,  and EM Tool Company, Inc. dba Elite Machine Tool Company. It is controlled by privately held Money Line Capital and is in the process of merging with the company.  M Line Holdings, Inc. will be the surviving entity and its stock (Symbol MLHC) listed on the OTC Bulletin Board.

M Line Aerospace, Inc. (100% Owned)
The holding company for Money Line’s aerospace division.  The aerospace group's objective is to advance Money Line’s interests in this industry.

M Line Avionics, Inc. (100% Owned)
This new company will be working with Nu Air Technologies, Inc., Aircraft Seal & Gasket, Inc. and Eran Engineering, Inc. as the sales organization for the aerospace group.

Aircraft Seal and Gasket Corporation (57% Owned)
Aircraft Seal & Gasket manufactures aerodynamic, custom molded seals , die cut gaskets, custom extrusion profiles and calendared and molded sheets for the commercial aviation, defense and other industries.

Nu Air Technologies, Inc.  (100% owned) manages the sale and delivery of Cockpit and Cabin Digital Systems (“CDSS”) for commercial aircraft.  President Ricky Frick was the first to launch the CDSS, a means by which pilots can monitor entry into the cockpit by way of strategically placed cameras within the cabin area, providing security surveillance over the forward cabin.  The basic CDSS has been developed into a fully integrated system known as the Electronic Flight Bag System (“EFB”).

This new and expanded CDSS provides a peerless cockpit system through the use of a touch screen monitor with all navigation charts, manuals, digital video recording and CDSS contained within an integrated server that has complete isolation from fault with automatic switch over capabilities in the event of an aircraft system failure.   The development and funding of this system is currently underway in conjunction with Thai Airways. Upon final certification and production capabilities, Thai Airways  intends to outfit it’s entire fleet of 82 planes with the new EFB.  FAA approval is expected  in the first quarter of 2010.  Upon obtaining the necessary certifications, Nu Air will have the only Class III EFB system in the world (can be used for take-offs and landings) and will set itself apart from our competitors.

In addition, Nu Air, has recently obtained FAA approval on an analog/digital in-flight entertainment system which includes video and audio for Boeing 737-600, 700, 800 and 900 series planes.

This is the first and only fixed center isle LCD flight entertainment system that has been approved by the FAA for these particular planes.  Nu Air completed its first plane mid-Septemberfor Ethiopian  Airways. There are approximately 5000  Boeing 737-type planes flying, where Nu Air believes it will have excellent marketing opportunities.

Surreal Medias  (100% Owned)
This Company manages, designs and prepares fully integrated and operational web sites.  Key words and other factors are used to link the web sites to social networking and other business-related sites.  Surreal Medias also produces computerized content for booths at trade shows, with the capability of integrating movie and computer content to upload to TV screens at retail outlets throughout the country.

Go Live SMS (53% Owned)
Go Live SMS provides a service that allows companies to use SMS text messaging systems to get their message to consumers both easily and at a very reasonable charge.  The large customer base includes credit card companies, credit collection companies and many other businesses.  Its “free to end user” platform is generating great excitement in the industry.

Fun Quenchers, Inc.   (51% Owned)
Fun Quenchers is a vitamin water drink targeted at the under 12 kids market.  The drink is now sold in mass retailers Smart and Final and Albertson’s.

Impact Entertainment, Inc. dba Tea Zazz  (owns less than 50%-will not be consolidated)
Tea Zazz is a sparkling ice tea drink that has been successfully marketed during the last eighteen months.  It  is produced in six flavors: original, peach, mint and lemon with two additional white tea flavors having recently been introduced.  TeaZazz can be found in many stores including Albertson's and Ralphs.

Mediatronics Inc.   (owns less than 50%-will not be consolidated)
Mediatronics, Inc. has designed and produced a media package for use in automobiles.  General Motors originally provided development funds in order for Mediatronics to develop the original technology for a sophisticated iPod and MP3 connection and control system for automobiles.  This original technology has been expanded to include navigation, blue tooth, voice activation, satellite radio and the company will soon introduce web-based service for automobiles.  In addition to General Motors, Jaguar/Range Rover will offer this package as original equipment in autos early next year. During the first quarter of 2010, Mediatronics will introduce an after market version for Mercedes, Chrysler, Ford and by mid year, Toyota and Nissan.   This version will also include a 100 gig hard drive and USB interface and will be available for  pre-2007 cars.

Our management would like to take this opportunity to thank you for your continued support as without it, your Company may not have survived these very difficult times.  We have learned very valuable lessons.  Since becoming Directors, the Board has worked diligently to fully comply with all securities mandates and to establish systems to ensure best practices in accounting, tax, legal and corporate governance.  But we also recognize that we owe you our best efforts for a return on your investment by producing revenues, profitability and growth.  We are confident that the newly structured M Line Holdings, Inc. will do just that.   We look forward to meeting you at our next Annual Meeting of Shareholders.

Sincerely,

George M. Colin
Chief Executive Officer